News Release



Contact: Zvi Eiref                                   Embargo until 5/5/03
         Chief Financial Officer                     7:00 A.M. (Eastern Time)
         609/279-7666


                  CHURCH & DWIGHT REPORTS FIRST QUARTER RESULTS
              REAFFIRMS 2003 EPS OBJECTIVE OF $1.77-$1.81 PER SHARE
--------------------------------------------------------------------------------

PRINCETON, NJ, MAY 5, 2003 - Church & Dwight Co., Inc. (NYSE:CHD) today reported first quarter net income of $20.9 million or $0.50 per diluted share, a 39% increase over the $14.9 million or $0.36 per diluted share for the same period last year. Last year's results included a $0.06 per share accounting charge related to the step-up of opening inventory values by the Company's affiliate, Armkel, LLC. Adjusting for this item, earnings per share increased by $0.08 per share or 19% to $0.50 per share from $0.42 per share last year.

Robert A. Davies, III, Chairman and Chief Executive Officer of Church & Dwight, commented, "We are pleased with our 19% earnings growth, and sales were consistent with our objective for the quarter. During the quarter we were cautious on marketing spending, and now expect to increase expenditures in support of new product initiatives for the remainder of the year."

Church & Dwight sales declined 3.3% to $248.3 million from $256.8 million in the same period of the previous year. Most of this $8.5 million decline was due to the rationalization of the former Carter-Wallace pet care and USA Detergents candle and cleaner product lines, a high percentage of which were discontinued during 2002, and the transfer of certain export operations to Armkel. In addition, this year's first quarter was one day shorter than the first quarter of last year. At the product line level, strong growth in liquid laundry detergent, and moderately higher sales of toothpaste were offset by lower sales of laundry detergent powder, fabric softeners and household cleaners.

On a combined basis, including Armkel and other unconsolidated affiliates, sales increased 1.3% to $358.0 million from $353.3 million last year. This gain reflects strong growth by Armkel's U.S. and International businesses, described later in this release.



                                    - more -


With the completion of the integration projects in late 2002, the Company stepped up its rate of new product activity in the first quarter of 2003. In personal care, the Company launched a new line of Arrid(R) antiperspirants targeted primarily at women under the Arrid Total name, and added significant new extensions to its Arm & Hammer(R) Dental Care toothpaste and Arm & Hammer Ultramax(R) antiperspirant lines. In laundry, the Company expanded distribution of both its Arm & Hammer and Xtra(R) liquid laundry detergent brands in the mass channel, and introduced a new Arm & Hammer liquid fabric softener line. These new products should reach broad national distribution in the second quarter. During the second quarter, the Company will also begin shipments of Brillo(R) Scrub'n'Toss(TM), a disposable cleaning pad, and a reformulated Arm & Hammer Pet Fresh(TM) Carpet Deodorizer, which provides a significant new consumer benefit.

Gross margin improved 1.2 points to 29.7% from 28.5% in the same quarter last year. At current prices, the Company expects to incur over $10 million in energy and other commodity-based cost increases for the year, for materials such as resin, surfactants and palm oil. While these cost increases will slow down gross margin growth, the Company still expects to achieve a gross margin improvement for the year, through reductions in other raw and packaging materials costs, and improved manufacturing and distribution efficiencies.

During the quarter, the Company repaid debt of approximately $29 million. At quarter-end, the Company had total outstanding debt of $340 million, and cash of $67 million, for a net debt position of $273 million, a reduction of $92 million from the same period-end last year. Earnings before interest, taxes, depreciation and amortization (EBITDA), a measure widely used by investors, as defined in the Company's bank loan agreements, are estimated at $36 million for the quarter.


ARMKEL, LLC

Armkel, a 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $15.2 million compared to $0.3 million in the same period last year. Last year's results included an $8.1 million accounting charge related to the valuation of opening inventories. Adjusting for this item, net income increased $6.8 million or 81% to $15.2 million from $8.4 million last year.

Armkel sales increased $12.3 million or 14.1% to $99.7 million compared to $87.4 million in the previous year. Domestic sales increased 7.2% to $52.1 million, led by gains in condoms and pregnancy kits, and the launch of a new line of specialty skin care products under the name Lineance(R). During the second quarter, the Company is introducing a major new pleasure enhancing line extension to the Trojan(R) condom line. International sales were $47.5 million, a 14% increase over last year excluding foreign exchange gains, reflecting higher oral and skin care sales in Europe and condom sales in Mexico.

As previously reported, Armkel sold its Italian subsidiary during the quarter for $22.6 million, and recognized a pretax gain of approximately $1.9 million.


                                    - more -


Armkel had total outstanding debt of $415 million, and cash of $48 million, for a net debt position of $367 million at quarter-end. This compares with a net debt position of $402 million a year ago. During the past 12 months, Armkel has paid approximately $40 million in severance, integration and other costs, primarily related to the closing of its Cranbury, N.J. facility in mid-2002. Based on the definition in its bank loan agreements, Armkel's EBITDA is estimated at approximately $28 million for the quarter.

Mr. Davies added that, "An important measure of the success of the integration effort in 2002 was the significant improvement in the cost structure of both Church & Dwight and Armkel. As we look at the companies' operating performance, we are very pleased to see that Church & Dwight and its unconsolidated affiliates, in combination, reported a first quarter operating profit of $55.0 million compared to $46.8 million, adjusted for the previously mentioned inventory accounting charge, in the same period last year. Combined gross profit improved to 37.7% from the prior year's 35.8%, and combined operating margin improved to 15.4% from 13.3% a year ago. We believe we can continue to improve both gross and operating margins in the next few years. In the meantime, we feel comfortable with the previously stated objective of $1.77-$1.81 earnings per share for 2003."

Church & Dwight will host a conference call to discuss first quarter 2003 earnings results with the investment community on May 5 at 10:00 a.m. (ET). To participate, dial in at 800-299-0148. A replay will be available two hours after the call at 888-286-8010, access code 4268251, as well as on the company's website. Also, you can participate via webcast by visiting the Investor Relations section of the Company's website at www.churchdwight.com.


Church & Dwight Co., Inc. is the manufacturer of household, personal care and specialty products, sold under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales growth, cash flow and cost improvement programs. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and the Company's determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the U.S. Securities and Exchange Commission. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                                                 # # #

                            CHURCH & DWIGHT CO., INC.
            Product Line Net Sales, Gross Profit and Operating Profit
                       Including Unconsolidated Affiliates
                            1st QUARTER 2003 vs. 2002

(Dollars in Millions)                    THREE MONTHS ENDED MARCH 28, 2003                   THREE MONTHS ENDED MARCH 29, 2002
                                         ---------------------------------                   ---------------------------------
                                      CHD                              CHD &               CHD                             CHD &
                                As Reported    Affiliates  Adj's *    Affiliates      As Reported    Affiliates   Adj's   Affiliates
                                                                                                                    *

Deodorizers & Cleaning          $  53.2       $     -     $   -      $   53.2        $   62.6       $     -      $   -    $   62.6
Laundry                         $ 100.6       $     -     $   -      $  100.6        $  100.2       $     -      $   -    $  100.2
Personal Care                   $  42.6       $   52.1    $   -      $   94.7        $   41.6       $   48.6     $   -    $   90.2
International                   $   7.9       $   47.5    $ (0.8)    $   54.7        $    8.4       $   38.7     $ (0.1)  $   47.0
                                ---------      --------    -------    --------        ---------      --------     -----    --------
Total Consumer Products         $ 204.3       $   99.7    $ (0.8)    $  303.2        $  212.8       $   87.4     $ (0.1)  $  300.1
Specialty Products Division     $  44.0       $   11.9    $ (1.2)    $   54.8        $   44.0       $   10.0     $ (0.7)  $   53.2
                                --------       --------    -------    --------        --------       --------     -----    --------
Total Reported Net Sales        $ 248.3       $  111.6    $ (1.9)    $  358.0        $  256.8       $   97.4     $ (0.9)  $  353.3


Gross Profit                    $   73.8      $   61.0    $   -      $  134.8        $   73.3       $   45.2     $  8.1   $  126.5
% of Net Sales                      29.7%                                37.7%           28.5%                                35.8%
Operating Profit                $   28.8      $   26.2    $   -      $   55.0        $   27.2       $   11.5     $  8.1   $   46.8
% of Net Sales                      11.6%                                15.4%           10.6%                                13.3%

* Adjustments due to the elimination of intercompany sales and, in 2002, the inventory step-up charge.




RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO EBITDA:

(Dollars in Millions)                CHD
                                As Reported        Armkel
                                -----------      ----------
Net Cash Provided by            $   28.7         $    (1.4)
(Used in)
Operating Activities

Interest Expense                $     5.2        $     8.0
Current Income Tax Provision    $     7.2        $     3.1
Proceeds from Affiliates        $     0.7        $      -
Change in Working Capital       $    (2.9)       $    16.6
Interest Income                 $    (0.3)       $    (0.3)
Other                           $    (2.1)       $     2.0
                                 ---------        ---------
EBITDA                          $   36.5         $    28.0
                                 =========        =========

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
-------------------------------------------------------

                                                                                               Three Months Ended
-----------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                                      Mar. 28, 2003        Mar. 29, 2002
-----------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                                      $248,298             $256,802
Cost of sales                                                                                   174,464              183,552
-----------------------------------------------------------------------------------------------------------------------------
Gross Profit                                                                                     73,834               73,250
Marketing expenses                                                                               16,943               16,832
Selling, general and administrative expenses                                                     28,110               29,191
-----------------------------------------------------------------------------------------------------------------------------
Income from Operations                                                                           28,781               27,227
Equity in earnings of affiliates                                                                  8,152                  917
Other income (expense), net                                                                      (4,871)              (5,716)
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes and minority interest                                                        32,062               22,428
Income taxes                                                                                     11,107                7,416
Minority interest                                                                                     9                   89
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                     $ 20,946             $ 14,923
-----------------------------------------------------------------------------------------------------------------------------
Net Income Per Share - Basic                                                                      $0.52                $0.38
Net Income Per Share - Diluted                                                                    $0.50                $0.36
-----------------------------------------------------------------------------------------------------------------------------
Dividends Per Share                                                                              $0.075               $0.075
-----------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding - Basic                                                      39,945               39,267
Weighted average shares outstanding - Diluted                                                    41,852               41,488
-----------------------------------------------------------------------------------------------------------------------------


CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
-------------------------------------------------

(Dollars in thousands)                                                                     Mar. 28, 2003      Mar. 29, 2002
-----------------------------------------------------------------------------------------------------------------------------
Assets
-----------------------------------------------------------------------------------------------------------------------------
Current Assets
--------------
Cash, equivalents and securities                                                             $  67,242            $  53,852
Accounts receivable                                                                             96,831              101,551
Inventories                                                                                     85,912              101,970
Other current assets                                                                            25,204               37,519
-----------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                           275,189              294,892
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Net)                                                            240,755              239,375
Equity Investment in Affiliates                                                                136,503              115,336
Intangibles and other assets                                                                   333,063              318,873
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                  $985,510             $968,476
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Short-Term Debt                                                                            $    66,418            $  12,235
Other Current Liabilities                                                                      176,038              174,644
-----------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                      242,456              186,879
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                                 273,603              406,995
Other Long-Term Liabilities                                                                    101,461               74,893
Stockholders' Equity                                                                           367,990              299,709
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                    $985,510             $968,476
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------